Exhibit 1.3

CONFIDENTIAL

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, ON

M2M 4H5

August 10, 2012

Aircastle Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Ladies and Gentlemen:

As you know, Ontario Teachers’ Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada (the “Shareholder”), is purchasing from certain existing shareholders of Aircastle Limited, a Bermuda exempted company limited by shares (the “Company”), 6,200,000 common shares, par value $0.01 per share (“Common Shares”), of the Company. The Company hereby waives any prohibition to such purchase of Common Shares set out in paragraph 7 of the Confidentiality Agreement, dated as of February 17, 2012, by and between the Shareholder and the Company (the “Confidentiality Agreement”).

The purpose of this letter agreement (this “Agreement”) is to confirm the terms and conditions on which the Company has agreed to provide to the Shareholder certain registration rights, as set forth herein.

1.          Demand Registration.  The Shareholder will be entitled to make one written request of the Company (a “Demand”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of any Common Shares owned by the Shareholder (“Registrable Securities”), in an amount that equals or is greater than 3.0% of the total number of Common Shares issued and outstanding on the date such Demand is made (the “Registrable Amount”), and thereupon the Company will use its commercially reasonable efforts to effect the registration of such Registrable Securities under the Securities Act in accordance with the provisions of this Agreement (the “Demand Registration”); provided, that, the number of Common Shares that may be registered in a Demand shall not exceed 10% of the total number of Common Shares issued and outstanding on the date such Demand is made. So long as the Shareholder is entitled to make a Demand pursuant to this Section 1, the Shareholder may elect to make such Demand pursuant to Section 3.

2.          Registration Procedures.  The Company will use its commercially reasonable efforts to effect the registration and sale of the Registrable Securities in accordance with the Shareholder’s intended method of disposition and pursuant to customary registration procedures for investments of this type and size and in accordance with applicable law, regulation, stock exchange rule or other regulatory authority having jurisdiction over the parties.

3.          Shelf Registration.  The Shareholder may by written notice delivered to the Company require the Company to, and as soon as reasonably practicable after its receipt of such written notice the Company shall, prepare and file a prospectus supplement or such supplemental materials to the Company registration statement on Form S-3 (SEC File No. 333-182242) (the “Existing Registration Statement”) then required by SEC rules or, if the Company is unable to effect a resale pursuant to the Existing Registration Statement, and subject to the availability to the Company of a registration statement on Form S-3 (“Form S-3”), file and use commercially reasonable efforts to cause to be declared or become effective, as soon as practicable, a new Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act, in each case, relating to the offer and sale, from time to time, of any Registrable Securities owned by the Shareholder, in an amount that equals or is greater than the Registrable Amount, in accordance with the plan and method of distribution set forth in the prospectus included in the Existing Registration Statement or new Form S-3 (collectively, the “Shelf Registration Statement”). The Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise.

4.          Limitations on Demand.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to effect a Demand Registration if the Company has notified the Shareholder that, in the good faith judgment of the Company (after consultation with external legal counsel), (a) such Demand Registration would materially interfere with a pending financing, merger, sale of assets, recapitalization or other similar corporate transaction that the Company is actively pursuing and that is material to the business of the Company, or (b) solely during the period from the last business day of any fiscal quarter through and including the business day after the day on which the Company publicly releases its earnings information for such quarter, such Demand Registration would require disclosure of material non-public information that would not otherwise be required to be disclosed to the public at such time, and such premature disclosure would materially adversely affect the Company, in each case the Company shall have the right to defer such filing for a period of not more than twenty (20) business days after receipt of the Demand.

5.          Expenses.  The Company will pay all registration expenses incurred in connection with the Demand Registration. The Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of the Shareholder’s Registrable Securities.

6.          Indemnification.  The Company and the Shareholder each agree to indemnify and hold harmless the other party and its affiliates, and their respective officers, directors, employees, managers, shareholders, members and partners (each, an “Indemnitee”) against, and to pay and reimburse such Indemnitee for any losses, claims, damages, liabilities, joint or several, or actions or proceedings, whether commenced or threatened, in respect thereof (“Losses”) to which such Indemnitee may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (a) any untrue or alleged untrue statement of material fact contained in any registration statement, any prospectus, any other offering materials or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (but, in the case of the Shareholder, only to the extent that such untrue statement or omission is made in such registration statement, prospectus, offering materials or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by the Shareholder expressly for use therein), or (b) in the case of the Company, any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company in connection with the Demand Registration.

7.          Term.  This Agreement will continue in effect until (a) this Agreement has been terminated upon the mutual consent of the parties hereto or (b) such earlier time as the Shareholder ceases to beneficially own a Registrable Amount; provided, however, that the following provisions shall survive the termination of this Agreement: Sections 5, 6, 8(b) and this Section 7. No termination pursuant to this Section 7 shall release the Shareholder or the Company from its respective indemnification rights and obligations, if any, pursuant to Section 6 herein.

8.          Miscellaneous.

(a)        Governing Law.  This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(b)          SUBMISSION TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement and the Confidentiality Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

(d)          Successors and Assigns.  Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Shareholder may not assign any of its rights hereunder to any person other than to a single controlled affiliate (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Shareholder. Such assignee shall be subject to all of the terms of this Agreement, and by taking and holding such shares such person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement; provided, however, no transfer of rights permitted hereunder shall be binding upon or obligate the Company unless and until the Company shall have received written notice of such transfer and a joinder providing that such person shall be bound by and shall fully comply with the terms of this Agreement.

(e)          Amendments and Waivers.  This Agreement may be amended or waived only upon the prior written consent of the parties hereto.

(f)          Counterparts.  This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

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If the foregoing is consistent with your understanding, please execute this Agreement in the space provided below to acknowledge your acceptance of the provisions hereof.

Sincerely,
ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ A. Mousseau
Name: A. Mousseau
Title: Portfolio Manager

Accepted and agreed to

this 10th day of August, 2012

AIRCASTLE LIMITED

By:	/s/ Ron Wainshal
Name: Ron Wainshal
Title: Chief Executive Officer